SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                     FORM 15

      Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
 File Reports Under Sections 13 and 15(d)of the Securities Exchange Act of 1934.


                                                Commission File Number: 33-64951

                           NEW CENTURY ENERGIES, INC.
             (Exact name of registrant as specified in its charter)

                1225 Seventeenth Street, Denver, Colorado 80202,
                      Attn: Richard C. Kelly (303) 294-8989
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Common Stock, par value $1.00 per share (Title of each
                    class of securities covered by this Form)

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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12(g)-4 (a) (1) (i)      [   ]      Rule 12h-3 (b) (1) (ii) [   ]
      Rule 12(g)-4 (a) (1) (ii)     [   ]      Rule 12h-3 (b) (2) (i)  [   ]
      Rule 12(g)-4 (a) (2) (i)      [   ]      Rule 12h-3 (b) (2) (ii) [   ]
      Rule 12(g)-4 (a) (2) (ii)     [   ]      Rule 15d-6              [   ]
      Rule 12(h)-3 (b) (1) (i)      [ X ]

 Approximate number of holders of record as of the certification or notice date:
       Two (2)
   ---------------

          Pursuant to the requirements of the Securities Exchange Act of 1934, New Century Energies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: March 27, 1996           By: /s/Richard C. Kelly, President and Treasurer
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